Exhibit 99.1

Press Release dated February 26, 2007 re rights redemption

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 838-6101	(310) 208-2550
James S. Westfall, EVP and CFO
(650) 838-6108

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES

REDEMPTION OF SHAREHOLDER RIGHTS PLAN

EAST PALO ALTO, Calif. – February 26, 2007 – Greater Bay Bancorp (Nasdaq: GBBK), a $7.4 billion in assets financial services holding company, announced that its Board of Directors has elected to redeem the rights associated with the company’s shareholder rights plan. The Board has also amended its Corporate Governance Guidelines to provide that any future shareholder rights plan will be adopted only if pre-approved by the shareholders or ratified by the shareholders within one year of the date of adoption.

Byron A. Scordelis, President and Chief Executive Officer, commented, “The Board believes that redemption of the rights is in keeping with the Board’s desire to adhere to corporate governance best practices and to be responsive to shareholder sentiment. Similarly, we believe the Board’s policy with respect to future shareholder rights plans is consistent with the guidelines of Institutional Shareholder Services.”

The redemption date for the rights, which currently trade with the common stock, will be April 13, 2007 and the payment date will be April 30, 2007. In accordance with the shareholder rights plan, the redemption price will be $0.001 per right.

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the greater San Francisco Bay Area through the Greater Bay Bank, N.A. community banking organization, including Bank of Petaluma, Coast Commercial Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and Santa Clara Valley National Bank. Nationally, Greater Bay Bancorp provides specialized leasing and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2005 and particularly the discussion of risk factors within such documents.

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